                                                                 Exhibit 5.1

                               ATER WYNNE LLP
                      222 S.W. Columbia, Suite 1800
                         Portland, Oregon  97201
                           (503)226-1191 (phone)
                            (503)226-0079 (fax)

                               July 18, 2000




Board of Directors
Pixelworks, Inc.
7700 S.W. Mohawk Street
Tualatin, OR 97062

Gentlemen:

         In connection with the registration of 5,602,320 shares of common stock, par value $.001 per share (the "Common Stock"), of Pixelworks, Inc., an Oregon corporation (the "Company"), under the Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission on July 19, 2000, and the proposed offer and sale of the Common Stock pursuant to the terms of the Company's 1997 Stock Incentive Plan (the "Plan") we have examined such corporate records, certificates of public officials and officers of the Company and other documents as we have considered necessary or proper for the purpose of this opinion.

         Based on the foregoing and having regard to legal issues which we deem relevant, it is our opinion that the shares of Common Stock to be offered pursuant to the Plan when such shares have been delivered against payment therefor as contemplated by the Plan, will be validly issued, fully paid and non-assessable.

         We hereby consent to the filing of this opinion as an exhibit to the above-mentioned registration statement.

                                 Very truly yours,

                                 /s/ Ater Wynne LLP

                                 Ater Wynne LLP